"June 30, 2013"

Response to N-SAR Sub-Item 77H: Changes in Control of Registrant



(a) Acquisition of Control

Not Applicable


(b) Cessation of Control

Driehaus International Credit Opportunities Fund

      Percentage of Securities
Name of Shareholder  Date(s)  Description of Transaction  "Owned (as
of June 30, 2013)"
Driehaus Profit Sharing Plan & Trust  4/5/2013  Fund Liquidation  0.00%



"(Note: control represents equal to or greater than 25% ownership of existing, outstanding shares)"